                                                                       EXHIBIT 8


                                 JENKENS & GILCHRIST
                              A PROFESSIONAL CORPORATION

                                    FOUNTAIN PLACE
                             1445 ROSS AVENUE, SUITE 3200
                                   DALLAS, TX 75202

                                    (214) 855-4500
                              TELECOPIER (214) 855-4300






Central Bancorporation, Inc.
777 West Rosedale
Fort Worth, Texas 76104

     Re: Certain Material Federal Income Tax Consequences in Connection With Merger of MergerCo. With and Into Central Bancorporation, Inc.
         ("Central")

Gentlemen:

    Norwest, a Delaware corporation, filed on December __, 1996 with the Securities and Exchange Commission (the "Commission") Registration Statement No. _______ (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement was filed in connection with issuance of shares of the common stock of Norwest Corporation ("Norwest") pursuant to the merger of MergerCo., a Texas corporation and wholly owned subsidiary of Norwest ("MergerCo"), with and into Central, a Texas corporation (the"Merger"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

    Jenkens & Gilchrist, a Professional Corporation (the "Firm"), has acted as counsel to Central in connection with the Merger. You have requested the opinions set forth in Section I hereof regarding certain of the material federal income tax consequences to the shareholders of Central anticipated to result from the Merger. Section I of this letter (the "Opinion Letter") contains the Firm's opinion. Section II of this Opinion Letter contains limitations on the opinion.

                                     I.  OPINION

    Based upon our analysis of the applicable authorities and subject to the limitations set forth in Section II, the Firm is of the opinion that for federal income tax purposes:

    1. The Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

Central Bancorporation, Inc.
January _, 1997
Page 2

    2. No gain or loss will be recognized by the holders of Central Common Stock upon receipt of Norwest Common Stock solely in exchange for such Central Common Stock pursuant to the Merger (except to the extent of cash received in lieu of fractional shares or as a result of exercising dissenter's or appraisal rights).

    3. The basis of the Norwest Common Stock received by the shareholders of Central will be the same as the basis of the Central Common Stock exchanged therefor, decreased by the tax basis allocated to any fractional share exchanged for cash.

    4. The holding period of the shares of Norwest Common Stock received by the shareholders of Central will include the holding period of the Central Common Stock exchanged therefor, provided such shares were held as a capital asset as of the Effective Time of the Merger.


                                   II.  LIMITATIONS

    1. Except as otherwise indicated, the opinions set forth in Section I are based upon the Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to such changes and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date of this Opinion Letter.

    2. The opinions set forth in Section I are not binding on the Internal Revenue Service or the courts. Additionally, the Firm's opinions set forth herein are dependent upon the accuracy of the representations contained in the Certificates signed by officers of Norwest and Central and attached hereto as Exhibit "A." The Firm has relied upon those representations and any inaccuracy in the representations could adversely affect the opinions stated in Section I.

    3. In connection with this Opinion Letter, the Firm has examined and is familiar with originals or copies, certified or otherwise identified, of such documents and records and such statutes, regulations and other instruments as it deemed necessary or advisable for the purposes of the opinions set forth herein, including (i) the Registration Statement and (ii) the Merger Agreement. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it were competent to execute and deliver such documents.

    4. The Firm is expressing its opinions only as to those matters expressly set forth in Section I. No opinion should be inferred as to any other matters.

Central Bancorporation, Inc.
January _, 1997
Page 3

    5. This Opinion Letter is issued for your benefit and no other person or entity may rely hereon without the express written consent of the Firm.

                                   Respectfully submitted,

                                   Jenkens & Gilchrist,
                                   A Professional Corporation


                                   By:
                                      ------------------------------------
                                        William P. Bowers, for the Firm